EXHIBIT 23.2

ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

7th Floor, Nan Do Commercial Building

359-361 Queen’s Road Central

Hong Kong

Tel: 2851 7954

Fax: 2545 4086

ALBERT WONG

B.Soc., Sc., ACA., LL.B., C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-160075 and 333-175308) and Form S-3 (File Nos. 333-161525, 333-161153, and 333-161487) of China Education Alliance, Inc., of our report dated March 28, 2013 relating to the consolidated financial statements of China Education Alliance, Inc., and subsidiaries as of December 31, 2012 and for the year then ended, which report appears in this annual report on Form 10-K of China Education Alliance, Inc.

Hong Kong, China	Albert Wong & Co.
March 28, 2013	Certified Public Accountants